Exhibit 99.1

Morningstar, Inc. Completes Acquisition of Sustainalytics

Acquisition will widen the opportunity set for sustainable investing at every level and across asset classes to drive meaningful, long-term outcomes for investors

CHICAGO, AMSTERDAM July 6, 2020 – Morningstar, Inc. (Nasdaq: MORN), a leading provider of independent investment research, has completed its previously announced acquisition of Sustainalytics, a globally recognized leader in environmental, social, and governance (ESG) ratings and research.

Sustainalytics offers data on 40,000 companies worldwide and ratings on 20,000 companies and on 172 countries. The company's security-level ESG Risk Ratings are a well-known benchmark among institutional asset managers, pension funds and other financial market participants integrating ESG factors into their investment processes and decision-making. Sustainalytics’ ESG research and ratings are relied upon by investors globally and also underpin numerous indexes and sustainable investment products, including Morningstar’s Sustainability Rating for funds and Morningstar Indexes.

"Investor demand for stakeholder capitalism is driving a profound transformation in the global investing landscape. We’re excited to have our sights on this next horizon alongside Sustainalytics, a leader that has been on this road since the beginning,” said Kunal Kapoor, chief executive officer, Morningstar. “Together, we will lead investors of all types through this transition, empowering them with ESG insights that allow for the personalization of portfolios across asset classes.”

Sustainalytics’ more than 650 people around the world and its full executive team have joined Morningstar, bringing with them deep ESG expertise, market leadership, and an extensive suite of security-level and country-level ESG data, research, ratings, and products. In addition to supporting Sustainalytics' existing offerings, Morningstar plans to further integrate ESG data and insights across the firm’s research and solutions for all segments, including individual investors, advisors, private equity firms, asset managers and owners, plan sponsors, and credit issuers.

“For more than 25 years, Sustainalytics has played a leadership role globally, influencing the way in which institutional asset managers and public pension funds integrate ESG into their investment decisions and, more recently, shaping the emerging sustainable finance market as the world's largest second-party opinion provider for green and sustainable bond issuances,” said Michael Jantzi, chief executive officer, Sustainalytics. “Coming together with Morningstar creates the scale to influence capital across the entire investment spectrum and make ESG a part of every investment consideration.”

To mark the close of the acquisition, Morningstar today published a primer on sustainable investing, “Sharpening the Tools of the ESG Investor: Why ESG Factors Are Important, How Investors Use ESG Data, and What Policies Promote (or Impede) Effective ESG Investing?” ESG has become an essential part of long-term investing, and the paper provides background on the importance of sustainable investing and ESG factors, how investors are using ESG data as well as its limitations, and how policymakers can help or hurt sustainable investing.

Read the initial acquisition announcement here.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The Company offers an extensive line of products and services for individual investors, financial advisors, asset managers, retirement plan providers and sponsors, and institutional investors in the debt and private capital markets. Morningstar provides data and research insights on a wide range of investment offerings, including managed investment products, publicly listed companies, private capital markets, debt securities, and real-time global market data. Morningstar also offers investment management services through its investment advisory subsidiaries, with approximately $179 billion in assets under advisement and management as of March 31, 2020. The Company has operations in 27 countries. For more information, visit www.morningstar.com/company. Follow Morningstar on Twitter @MorningstarInc.

About Sustainalytics

Sustainalytics is a leading independent ESG and corporate governance research, ratings and analytics firm that supports investors around the world with the development and implementation of responsible investment strategies. For more than 25 years, the firm has been at the forefront of developing high-quality, innovative solutions to meet the evolving needs of global investors. Today, Sustainalytics works with hundreds of the world's leading asset managers and pension funds who incorporate ESG and corporate governance information and assessments into their investment processes. Sustainalytics also works with hundreds of companies and their financial intermediaries to help them consider sustainability in policies, practices and capital projects. With 16 offices globally, Sustainalytics has more than 650 staff members, including more than 200 analysts with varied multidisciplinary expertise across more than 40 industry groups. For more information, visit www.sustainalytics.com.

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